EMPLOYMENT AGREEMENT
                                       FOR
                                 JAMES W. BENSON


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 16th day of July, 2000, by and between SpaceDev, Inc., a Colorado corporation (the "Company or "SPDV"), and James W. Benson ("Employee").

         A. The Company is engaged in the business of commercializing space exploration and initially intends to develop, design, construct, test and launch unmanned spacecraft.

         B. The Company is at an early stage and may require substantial additional funds to implement its business plan.

         C. The Company desires to retain Employee as Chief Executive Officer of the Company, and Employee desires to accept such employment on the terms and conditions set forth herein.

         NOW, THEREFORE, based upon the following covenants, conditions and promises the parties hereto do hereby agree as follows:

         1. EMPLOYMENT AND DUTIES. Subject to the terms and conditions set forth herein, the Company hereby employs Employee, and Employee hereby accepts such employment with the Company, as the Chief Executive Officer of SPDV, and his duties shall be consistent with such position.

         2. TERM OF EMPLOYMENT. The term of Employee's employment under this Agreement shall commence on and as of the date hereof and shall continue hereafter for a period of 60 months, subject to early termination as provided for elsewhere in this Agreement. The "term" of this Agreement shall mean and refer to such 60-month period (or any earlier termination thereof pursuant to Paragraph 5 hereof).

         3. EXTENT OF SERVICE. During the term hereof, Employee agrees to devote, during regular business hours, his full time to the performance of his duties hereunder, it being the intent of the parties hereto that Employee shall devote his best efforts to furthering, promoting and developing the business and activities of the Company.

         4. COMPENSATION.

                  (a) As compensation for the services which Employee is to render the Company hereunder, the Company shall pay Employee an aggregate annual salary for and with respect to each year (annual periods ending with the anniversary date of the date of this Agreement) during the term hereof as follows:

                         (i)  An annual salary of $72,000;

                         (ii) An annual salary of $ 96,000 commencing November
                  1, 2000;

                         (iii) An annual salary of $150,000 commencing January
                  1, 2001

                         (iv) Employee's salary during each of such years shall
                  be paid in accordance with the normal payroll practices of the Company. At the end of each year during the term hereof, the Board of Directors of the Company may review the compensation of Employee hereunder and if it, in its sole discretion, believes it to be justified, may pay to Employee a cash bonus and/or common stock for and with respect to such year.

                  (b) The Company will also provide Employee with a reasonable automobile allowance and such other fringe benefits as are within the Company's policy as approved from time to time by the Board of Directors of the Company. Additionally, the Company shall reimburse Employee for expenses reasonably incurred by him in carrying out his duties hereunder, including reasonable and necessary expenses related to travel, lodging and reasonable entertainment expenses, promptly after presentation to the Company of receipts or other documents evidencing the incurrence of such expenses.

                  (c) The Company hereby agrees to grant to Employee options to purchase the below listed shares of the Company's Common Stock upon the occurrence of certain events subject to the vesting conditions and at the exercise prices ("strike price") as set forth below. Employee understands the Options issued under this section are not part of a qualified or other stock option plan and are not subject to any beneficial tax treatment under the current Internal Revenue Code. Employee accepts these options, when and if issued, subject to any applicable state and federal tax due and understands the Company assumes no liability for the payment of any tax associated with the issuance of the option or stock on the exercise of the option. The options and any shares issued pursuant to the options are not and will not be registered with the Securities and Exchange Commission or under the Blue Sky laws of any state and therefore will be subject to restrictions on their transfer.

NUMBER OF EXERCISE PRICE SHARES

   SHARES        VESTING UPON THE COMPANY'S:                                    PRICE PER SHARE
   ------        ---------------------------                                    ---------------
   500,000       Currently Vested                                                   $ 1.00

   500,000       Obtaining $6,500,000 additional equity capital during the          $ 1.50
                 initial term of this agreement

   500,000       Executing and Financing initial definitive space launch            $ 2.00
                 agreement

   500,000       Launching initial mission                                          $ 2.50

   500,000       Initial mission meeting customer's detailed mission                $ 3.00
                 objectives as set forth in the contract between SPDV and
                 the customer

   250,000       Upon SPDV Market Cap reaching $250 million                         $ 5.00
                 during the initial term of this agreement

   500,000       Upon SPDV Market Cap reaching $500 million during the              $10.00
                 initial term of this agreement

   750,000       Upon SPDV Market Cap reaching $1 billion                           $20.00

              ALL OPTIONS SHALL EXPIRE 10 YEARS FROM THE DATE OF THIS AGREEMENT.

         5. TERMINATION OF EMPLOYMENT FOR GOOD CAUSE.

                  (a) The Company may terminate the employment of Employee for "Good Cause" by giving written notice thereof to Employee. For the purposes of this Agreement, "Good Cause" shall mean only Employee's (i) drug, alcohol or other substance abuse during regular business hours or outside of regular business hours to such extent as to materially affect the performance of his duties hereunder, (ii) commission of a crime directly related to his employment hereunder, (iii) conviction of a felony involving moral turpitude, (iv) gross negligence, gross mismanagement or material willful misconduct in the management of the business and affairs of the Company and failure to perform such duties as may reasonably be directed by the Board of Directors and as may be reasonably consistent with the duties and obligations of Employee's office, or (v) breach of any material provision of this Agreement.

                  (b) In the event the employment of the Employee is terminated pursuant to this Paragraph 5, the Company shall have no further liability to Employee other than for compensation earned but not yet paid. In the event the company contends that it had good cause to terminate the employment of Employee pursuant to clause (i), (ii) or
         (iii) of this Paragraph 5, the Company shall specify in said written notice the effective date of termination of Employee's employment, which date may, in the Company's sole discretion, be the date of such notice.

                  (c) In the event the Company contends that it has good cause to terminate the employment of Employee pursuant to clause (iv) or (v) of this Paragraph 5, the Company shall set forth in said written notice reasonable details of Employee's acts or conduct which the Company alleges constitutes a willful and gross mismanagement of business and affairs of the Company or a breach of material provision of this Agreement, as the case may be. The written notice shall also specify what, if anything, Employee could do to cure or eliminate the alleged "good cause" for termination if the matter is susceptible of cure. If Employee performs the required services or modifies Employee's performance to correct the matters complained of within ninety (90) days of receipt of the notice, Employee's breach will be deemed cured. However, if the nature of the matters complained of are such that more than ninety (90) days are reasonably required to correct the matters complained of, then his breach will be deemed cured if he commences to correct such matters within the sixty (60) day period and thereafter diligently prosecutes such correction to completion, but not to exceed one additional ninety (90) day period. If Employee does not modify his performance to correct or commence to correct the matter complained of within the ninety (90) day period or any extension thereof, the Company shall have the right to terminate this Agreement at the end of such ninety (90) day period or any extension thereof. It is understood that Employee's performance hereunder shall not be deemed unsatisfactory solely on the basis of any economic performance of the Company because such performance will depend in part on a variety of factors over which Employee has little control.

         6. TERMINATION BY DEATH OR INCAPACITY. The Company may terminate the employment of Employee by written notice to Employee if, during the term of this Agreement, Employee shall become incapable of fulfilling his obligations hereunder because of injury or physical or mental illness which shall exist or may reasonably be anticipated to exist for a period of six (6) consecutive months or for an aggregate of six (6) months during any twelve (12) month period. The death of Employee shall automatically terminate the term of Employee's employment. In the event the employment of Employee is terminated by Employee's death or by the Company pursuant to this Paragraph 6 because of injury or physical or mental illness, the Company shall pay Employee, or Employee's heir(s) (in the event of death), all compensation of Employee earned but not yet paid up to and through the day upon which Employee's death occurs or this Agreement is terminated by the Company due to Employee's incapacity, as applicable, or in accordance with any written policy applicable to other executives of the Company in effect at the time of Employee's death or incapacity, if more favorable.

         7. NONCOMPETITION; NONSOLICITATION; CONFIDENTIAL INFORMATION.

                  (a) Employee covenants and agrees that, during the term of this Agreement, he will not, directly or indirectly, whether individually or as an officer, director, employee or consultant, become employed by, or become a partner in or a stockholder owning more than one percent (1%) of, any business which is engaged in the similar business of commercializing outer space and other related consulting or any other business which is competitive with the business now or at any time during the term of this Agreement being conducted by the Company, including any of its subsidiaries.

                  (b) Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all valuable and unique information heretofore or hereafter acquired, developed or used by the Company relating to the business, operations, employees, tenants, vendors, Consultants and/or clients of the Company, which gives the Company a competitive advantage in its industry, including, without limitation, information about net costs, profits, markets, suppliers, key personnel, bidding and pricing policies, operational methods, engineering and technical processes and other business affairs and methods and other information not readily available to the public and plans for future developments, operating manuals, financial statements, forecasts and operating data and business plans (all such information is hereinafter referred to as "Confidential Information"). Employee recognizes that the services to be performed by Employee are special and unique, and that by reason of his duties, he will acquire Confidential Information. Employee recognizes that all such Confidential Information is the property of the Company. In consideration of the Company's entering into this Agreement, Employee agrees that: (i) Employee shall not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained during his employment by the Company (whether obtained prior to, during or after the term of this Agreement) without the prior written consent of the Company's Board of Directors; and (ii) during the term of this Agreement, he shall exercise due and diligent precautions to protect the integrity of the Company's vendor, consultant, and customer lists and sources thereof, statistical data and compilations, agreements, contracts, manuals or other documents embodying any Confidential Information. Upon termination of Employee's employment by the Company and at any other time upon request of the Company, he shall return all such documents (and copies thereof) embodying any Confidential Information in his possession or control. Employee agrees that the provisions of this subparagraph (b) are reasonable and necessary to protect the proprietary rights of the Company in the Confidential Information and its trade secrets, goodwill and reputation. The provisions of this subparagraph (b) shall not apply to Confidential information (i) which is known generally to the public,
         (ii) which otherwise comes into the public domain without the fault of Employee, (iii) which Employee obtains from sources other than the Company, or (vi) which the Company purchases or obtains in connection with any acquisitions of companies or assets.

                  (c) For a period of one year after the termination of this Agreement for any reason (or for such a lesser period of time as may be determined by a court of law or equity to be a reasonable limitation on Employee), Employee shall not solicit, directly or indirectly, any director, officer or employee of the Company to discontinue that individual's status of employment with the company. Nor will he solicit or cause or authorize, directly or indirectly to be solicited, for or on behalf of himself or any third party, from others who are vendors or customers of the Company, any business which is competitive with the Company as of the date of termination of this agreement.

                  (d) If the covenants contained in this Paragraph 7 are violated, or threatened to be violated, Employee acknowledges and agrees that such violation or threatened violation could cause irreparable damage to the Company, that the remedy at law of the Company may be inadequate and that the Company shall, in addition to, but not in limitation of, any other rights or remedies available at law or in equity, be entitled to seek temporary and permanent injunctive relief and/or specific performance.

                  (e) The parties hereto acknowledge that the provisions of this Paragraph 7 shall survive the termination of this Agreement.

         8. EMPLOYEE'S RIGHTS AND BENEFITS PERSONAL. Except as may herein otherwise be specifically provided, the rights, benefits and obligations of Employee under this agreement are personal to Employee, and no such rights or benefits shall be subject to voluntary or involuntary alienation, assignment or transfer.

         9. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior written or oral agreements, representations, understandings and/or discussion between the parties relating thereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the party making the waiver.

         10. NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or three (3) business days after deposit in the United States mail, by registered or certified mail (or air mail, if notice shall be sent outside the United States), return receipt requested, postage prepaid, or two (2) days after delivery to a nationally known air courier or delivery company, addressed to the applicable party hereto at the address specified below (or as otherwise directed in a notice given in accordance herewith):

                  If to Company, to:
                  SpaceDev
                  13855 Stowe Drive
                  Poway, CA 92064

                  If to Employee, to:
                  James W. Benson
                  c/o SpaceDev
                  13855 Stowe Drive
                  Poway, CA 92064

         11. EFFECT OF HEADINGS. The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         12. ARBITRATION; ATTORNEYS' FEES. Any controversy or claim arising out of or to this Agreement, or the breach hereof, shall be resolved by JAMS/ENDispute in accord with its rules and regulations and judgment on the award so rendered may be entered in any court having jurisdiction thereof. Any such proceeding shall be had in San Diego County California. If any action or proceeding is brought to enforce any provisions of this Agreement, the prevailing party shall be entitled to its costs and expenses in connection therewith, including without limitation reasonable attorneys' fees.

         13. INJUNCTIVE RELIEF. Employee hereby recognizes, acknowledges and agrees that in the event of any material breach by Employee of any of his covenants, agreements, duties or obligations hereunder, the Company could suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the company would not be reasonably or adequately compensated by an award of damages in any action at law. Employee therefore acknowledges and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any material breach by Employee of any of his covenants, agreements, duties or obligations hereunder, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Employee hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof; provided, however, that nothing contained in this
Section 13 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Employee at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Employee of any of his covenants, agreements, duties or obligations hereunder.

         14. APPLICABLE LAW. The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of California.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same Agreement. A facsimile or copy of this Agreement after it is executed by the Parties may be used for all purposes.

         16. SEVERABILITY. If any provision of this Agreement shall be declared invalid, illegal and/or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

         17. SUCCESSOR AND ASSIGNS. The provisions hereof shall inure to the benefit of, be binding upon, and be enforceable by the successors and assigns of the Company.

         18. ASSIGNMENT; SUCCESSORS; AFFILIATES. The Company may assign this Agreement (or the interest of the Company herein) to any affiliate of the Company or to any entity which is a party to a merger, reorganization, or consolidation with the Company or to a subsidiary of the Company or to an entity or entities acquiring substantially all of the assets of the Company or of any division with respect to which Employee is providing services (providing any such assignee assumes the Company's obligation under the Agreement). Employee shall, if requested by the Company, perform Employee's services and duties, as specified in this Agreement, to or for the benefit of any affiliate of the Company, including, without limitation, any parent or subsidiary of the Company or any other subsidiary of any parent of the Company. Upon such assignment, acquisition, merger, consolidation, or reorganization, the term "Company" as used herein shall be deemed to refer to such assignee or such successor entity. Employee shall not have the right to assign Employee's interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement nor shall Employee (or Employee's spouse, heirs, beneficiaries, administrators or executors) have the right to pledge, hypothecate or otherwise encumber Employee's right to receive compensation hereunder without the consent of the Company.

         19. FURTHER ASSURANCES. The Company and Employee each agree to execute and deliver any and all additional instruments and to perform any and all additional acts deemed by either party to be necessary or proper to carry into effect the terms, conditions and provisions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

EMPLOYEE:                                    THE COMPANY:

/s/ James W. Benson                          SpaceDev, Inc.,
--------------------------------             a Colorado corporation
James W. Benson
                                             By: /S/ Stanley W. Dubyn
                                             --------------------------------
                                             Its: President